Exhibit 18

Calculation of Filing Fee Tables

FORM N-14

(Form Type)

The Gabelli Preferred & Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest, par value $0.001 per share(2)	Other	N/A(2)	N/A(2)	N/A		N/A
Fees Previously Paid	N/A	N/A	N/A	N/A(2)	N/A(2)	$100,000,000	0.0001531	$15,310(3)
Total Offering Amounts						$100,000,000		$15,310
Total Fees Previously Paid								$15,310
Total Fee Offsets								–
Net Fee Due								$0

(1)	Estimated solely for the purpose of calculating the registration fee. The amount being registered assumes a dividend of one (1) common share of the Registrant for every twenty (20) common shares held of The Gabelli Dividend & Income Trust. If this ratio changes, the number of shares to be issued will be adjusted accordingly, but the proposed maximum aggregate offering price will remain unchanged.
(2)	No separate consideration will be received for shares to be distributed to the common shareholders of The Gabelli Dividend & Income Trust.
(3)	Previously paid in connection with the Registrant’s registration statement on Form N-14 (File No. 333-286859) filed with the Securities and Exchange Commission on August 8, 2025.